Filed under Rule 433
File No. 333-236742-01

Final Term Sheet

May 8, 2020

Issuer:	Consumers Energy Company

Securities:	Floating Rate First Mortgage Bonds due 2070

Aggregate Principal Amount Offered:	$134,349,000

Maturity Date:	May 20, 2070

Coupon:

Floating rate based on three-month LIBOR minus 0.30%; reset quarterly on each February 20, May 20, August 20 and November 20 of each year, commencing on August 20, 2020; the interest rate shall not be less than 0.00%; the interest rate for the initial interest period for the Bonds will be determined on May 18, 2020

Interest Payment Dates:	February 20, May 20, August 20 and November 20

First Interest Payment Date:	August 20, 2020

Public Offering Price:	100%

Optional Redemption at Option of Issuer:

At any time on or after May 20, 2050, in amounts of $1,000 or any integral multiple of $1,000 in excess thereof, at a redemption price equal to the applicable percentage of the principal amount of such Bonds being redeemed set forth in the following table, plus accrued and unpaid interest, if any, on such Bonds being redeemed to, but not including, the redemption date:

Redemption Date	Percentage
May 20, 2050 to November 19, 2050	105.00%
November 20, 2050 to May 19, 2051	105.00%
May 20, 2051 to November 19, 2051	104.50%
November 20, 2051 to May 19, 2052	104.50%
May 20, 2052 to November 19, 2052	104.00%
November 20, 2052 to May 19, 2053	104.00%
May 20, 2053 to November 19, 2053	103.50%
November 20, 2053 to May 19, 2054	103.50%
May 20, 2054 to November 19, 2054	103.00%
November 20, 2054 to May 19, 2055	103.00%
May 20, 2055 to November 19, 2055	102.50%
November 20, 2055 to May 19, 2056	102.50%
May 20, 2056 to November 19, 2056	102.00%
November 20, 2056 to May 19, 2057	102.00%
May 20, 2057 to November 19, 2057	101.50%
November 20, 2057 to May 19, 2058	101.50%
May 20, 2058 to November 19, 2058	101.00%
November 20, 2058 to May 19, 2059	101.00%
May 20, 2059 to November 19, 2059	100.50%
November 20, 2059 to May 19, 2060	100.50%
May 20, 2060 and thereafter	100.00%

Repayment at Option of a Holder:

On the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount of such Bonds being repaid) set forth in the following table, and on May 20 of every second year thereafter until May 20, 2067 (i.e. commencing on May 20, 2033, through and including May 20, 2067), at 100% of the principal amount of such Bonds being repaid, plus, in each case, accrued and unpaid interest, if any, on such Bonds being repaid to, but not including, the repayment date:

Repayment Date	Price
May 20, 2021	98.00%
November 20, 2021	98.00%
May 20, 2022	98.00%
November 20, 2022	98.00%
May 20, 2023	98.00%
November 20, 2023	98.00%
May 20, 2024	98.00%
November 20, 2024	98.00%
May 20, 2025	98.00%
November 20, 2025	99.00%
May 20, 2026	99.00%
November 20, 2026	99.00%
May 20, 2027	99.00%
November 20, 2027	99.00%
May 20, 2028	99.00%
November 20, 2028	99.00%
May 20, 2029	99.00%
November 20, 2029	99.00%
May 20, 2030	99.00%
November 20, 2030	99.00%
May 20, 2031	100.00%

Trade Date:	May 8, 2020

Settlement Date:	May 20, 2020 (T+8)

Expected Ratings:	Aa3 / A / A+ (Moody’s / S&P / Fitch) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	UBS Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC RBC Capital Markets, LLC J.P. Morgan Securities LLC

CUSIP/ISIN:	210518 DK9 / US210518DK94

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 888-827-7275, Morgan Stanley & Co. LLC toll-free at 866-718-1649, Wells Fargo Securities, LLC toll-free at 800-645-3751, RBC Capital Markets, LLC toll-free at 866-375-6829 or J.P. Morgan Securities LLC collect at 212-834-4533.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.